YOUTH SERVICES INTERNATIONAL, INC.


                              1997 EMPLOYEE

                                 AMENDED
                          (FOR AMENDMENT NO. 1)
                              AND RESTATED

                            STOCK OPTION PLAN

                                 AMENDED
                         (FOR AMENDMENT NO. 1)
                              AND RESTATED

                   YOUTH SERVICES INTERNATIONAL, INC.
                    1997 EMPLOYEE STOCK OPTION PLAN


1.   Purpose

     The proper execution of the duties and responsibilities of the executives and key employees of Youth Services International, Inc. and its subsidiaries is a vital factor in the continued growth and success of the Corporation. Toward this end, it is necessary to attract and retain effective and capable individuals to assume positions that contribute materially to the successful operation of the business of the Corporation. It will benefit the Corporation, therefore, to bind the interests of these persons more closely to its own interests by offering them an attractive opportunity to acquire a proprietary interest in the Corporation and thereby provide them with added incentive to remain in the service of the Corporation and to increase the prosperity, growth, and earnings of the Corporation. This stock option plan is intended to serve these purposes.

2.   Definitions

     The following terms wherever used herein shall have the meanings set forth below.

     (a) The term "Board of Directors" shall mean the Board of Directors of the Corporation.

     (b) The term "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

     (c) The term "Committee" shall mean the Compensation Committee of the Board of Directors or any other committee appointed by the Board of Directors, which committee shall consist solely of two or more of those members of the Board of Directors who are Non-Employee Directors within the meaning of Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time.

    (d) The term "Common Stock" shall mean the shares of common stock, par value $0.01 per share, of the Corporation.

     (e)  The term "Corporation" shall mean Youth Services International, Inc.

     (f) The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (g) The term "Fair Market Value" of a share of Common Stock for any given date shall mean the closing price of the Common Stock as reported on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System (or if not traded on such system, as reported by any national stock exchange on which the Common Stock is traded) on the trading day immediately preceding such date.

     (h) The term "Incentive Stock Option" shall mean any Option granted pursuant to the Plan that is designated as an Incentive Stock Option and which satisfies the requirements of Section 422(b) of the Code.

     (i) The term "Nonqualified Stock Option" shall mean any Option granted pursuant to the Plan that is not an Incentive Stock Option.

     (j) The term "Option" or "Stock Option" shall mean a right granted pursuant to the Plan to purchase shares of Common Stock, and shall include the terms Incentive Stock Option and Nonqualified Stock Option.

     (k) The term "Option Agreement" shall mean the written agreement representing Options granted pursuant to the Plan as contemplated by Paragraph 7 of the Plan.

     (l) The term "Plan" shall mean this Youth Services International, Inc. 1997 Employee Stock Option Plan, as the same may be amended from time to time.

     (m) The term "subsidiary" or "subsidiaries" shall mean a corporation of which capital stock possessing 50% or more of the total combined voting power of all classes of its capital stock entitled to vote generally in the election of directors is owned in the aggregate by the Corporation directly or indirectly through one or more subsidiaries.

3.   Effective Date of the Plan

     The Plan became effective upon stockholder approval on November 8, 1996, provided that any Options granted pursuant to the Plan prior to stockholder approval were effective upon grant if such Options by their terms were
contingent upon subsequent stockholder approval of the Plan.   Amendment No. 1
to the Plan became effective upon approval by the Board of Directors on February 6, 1998.

4.   Administration

     (a)  The Plan shall be administered by the Committee.

     (b) The Committee may establish, from time to time and at any time, in its sole and absolute discretion, but subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and regulation and for the proper administration of the Plan. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of a quorum shall constitute action by the Committee.

     (c) The Committee may grant options under the Plan, in its sole and absolute discretion, and shall determine the numbers of shares for which Options should be granted to each such person and the nature of the Options to be granted.

     (d) Options granted by the Corporation shall be evidenced by a Stock Option Certificate.

     (e) The Committee's interpretation and construction of the provisions of the Plan and the rules and regulations adopted by the Committee shall be final. No member of the Committee shall be liable for any action taken or determination made, in respect of the Plan, in good faith.

5.   Participation in the Plan

     (a) Participation in the Plan shall be limited to the executives and key employees of the Corporation and its subsidiaries who shall be designated by the Committee.

     (b) No member of the Committee and no member of the Board of Directors who is not also an officer of the Corporation shall be eligible to participate in the Plan.

6.   Stock Subject to the Plan

     (a) There shall be reserved for the granting of Options pursuant to the Plan and for issuance and sale pursuant to such Options Five Hundred Thousand (500,000) shares of Common Stock. To determine the number of shares of Common Stock available at any time for the granting of Options, the total number of reserved shares of Common Stock shall be reduced by the number of shares of Common Stock with respect to which Options have been granted pursuant to the Plan that are still outstanding or have been exercised. The shares of Common Stock to be issued upon the exercise of Options granted pursuant to the Plan shall be made available from the authorized and unissued shares of Common Stock. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for issuance pursuant to the exercise of Options pursuant to the Plan. Except as provided in subparagraph 6(c), however, the aggregate number of shares of Common Stock that may be issued upon the exercise of Options granted pursuant to the Plan to any single individual shall not exceed One Hundred Fifty Thousand (150,000) shares.

     (b) Proceeds from the purchase of shares of Common Stock upon the exercise of Options granted pursuant to the Plan shall be used for the general business purposes of the Corporation.

     (c) In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange, acquisition of property or stock, or any change in the capital structure of the Corporation, the Committee shall make such adjustments as may be appropriate in the number and kind of shares reserved for purchase by executives or other key employees, in the number, kind and price of shares covered by Options granted pursuant to the Plan but not then exercised.

7.   Terms and Conditions of Options

     (a) Each Option granted pursuant to the Plan shall be evidenced by a Stock Option Certificate in such form as the Committee from time to time may determine.

     (b) The exercise price per share for Options shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the Options.

     (c) Each Option, subject to the other limitations set forth in the Plan, may extend for a period of up to 10 years from the date on which it is granted. The term of each Option shall be established by the Committee at the time of grant of the Option, provided that if no term is established by the Committee the term of the Option shall be 10 years from the date on which it is granted.

     (d) The Committee may provide in the Stock Option Certificate that the right to exercise each Option for the number of shares subject to each Option shall vest in the Option holder over such period of time as the Committee, in its discretion, shall determine for each Option holder.

     (e) The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Stock Option Certificate . Except as provided in the Stock Option Certificate , an Option may be exercised in whole or in part at any time during its term.

     (f) Options shall be nontransferable and nonassignable, except that Options may be transferred by testamentary instrument or by the laws of descent and distribution.

     (g) Subject to the provisions of paragraph (j) of this Section 7, if an Option holder's employment with the Company or any of its subsidiaries terminates without such person having fully exercised any Option, the Option holder shall have the right, at any time during the ninety (90) days after the date of termination, to exercise any portion of the option that the option holder was entitled to exercise on the date of the termination of employment; provided that in no event may any Option be exercised after the expiration of the term of the Option. After such ninety (90) day period, the Option and all rights thereunder shall terminate except (i) to the extent previously exercised and (ii) as provided in subparagraph (h) of this Paragraph 7.

     (h) The Committee may determine, in its discretion, that the option holder's Option should not terminate upon the 90 day period set forth in paragraph (g) or the six month period set forth in paragraph (i) and may take such action with respect to the Option as the Committee deems appropriate, including extending the time during which the option holder (or the holder's executor or administrator) is entitled to purchase the shares of Common Stock subject to the option and/or accelerating the vesting or exercisability of any unvested or unexercisable portion of the option.

     (i) If an Option holder dies during the term of the holder's Option (whether while employed or during the period after employment pursuant tot paragraph (g) or (h) of this Section 7) without having fully exercised the Option, the executor or administrator of the holder's estate or the person who inherits the right to exercise the Option by bequest or inheritance shall have the right within six months of the Option holder's death to purchase the number of shares of Common Stock that the deceased Option holder was entitled to purchase at the date of death, after which time the Option shall lapse, provided that in no event may any Option be exercised after the expiration of the term of the Option.

     (j) The Committee may cancel an Option immediately upon termination of employment or at any time during the ninety day period referred to in paragraph
(g), if the person had engaged during employment with the Company or engages during such 90 day period in employment or activities contrary, in the opinion of the Committee, to the best interests of the Corporation.

     (k) The granting of an Option pursuant to the Plan shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of its subsidiaries to retain or employ the Option holder for any specified period.

     (l) In addition to the general terms and conditions set forth in this Paragraph 7 in respect of Options granted pursuant to the Plan, Incentive Stock Options granted pursuant to the Plan shall be subject to the following additional terms and conditions:

          (i) "Incentive stock options" shall be granted only to individuals who, at the date of grant of the Option, are regular, full-time employees of the Corporation or any of its subsidiaries;

          (ii) No employee who owns beneficially more than 10% of the total combined voting power of all classes of stock of the Corporation shall be eligible to be granted an "incentive stock option;"

          (iii) The aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the shares of Common Stock in respect of which "incentive stock options" are exercisable for the first time by the Option holder during any calendar year (under all such plans of the Corporation and its subsidiaries) shall not exceed $100,000; and

          (iv) The Option Agreement in respect of an Incentive Stock Option may contain any other terms and conditions specified by the Committee that are not inconsistent with the Plan, except that such terms and conditions must be consistent with the requirements for "incentive stock options" under Section 422 of the Code.

8.   Methods of Exercise of Options

     (a) An optionee desiring to exercise an Option as to all or a part of the shares of Common Stock covered by the Option shall deliver to the Company
(i) a completed and signed Stock Option Exercise Form (as attached to the Stock Option Certificate) specifying the number of shares to be purchased,
(ii) payment (as set forth in Subsection 8(b)) in full for the aggregate exercise price for the shares of Common Stock being purchased; and (iii) if a Non-Qualified Option, payment (as set forth in Subsection 8(b)) of an amount equal to the amount required by the Company to be withheld for federal and state taxes in connection with the exercise.

     (b) Payments of the exercise price and the withholding taxes shall be paid as follows:

          (i) in United States dollars by certified check, or bank draft, or

          (ii) in shares of Common Stock owned by the person exercising the Option and having a Fair Market Value on the date of exercise (as defined in subparagraph 1(g) above) equal to the exercise price and withholding amount, or

          (iii) by surrender of a number of shares subject to the Option with a "Net Value" equal to the Exercise Price and withholding amount for the shares being purchased in the exercise (a "Cashless
     Exercise"). The Net Value is equal to the Fair Market Value of the shares being surrendered on the date of exercise less the exercise price for such surrendered shares; or

          (iv) by a combination of the consideration in clauses (i), (ii) and (iii).

     (c) Notwithstanding the foregoing provisions, the Committee, in granting Options pursuant to the Plan, may limit the methods in which an Option may be exercised by any person and, in processing any purported exercise of an Option granted pursuant to the Plan, may refuse to recognize the method of exercise selected by the Option holder (other than the method of exercise set forth in subparagraph 8(b)(i)) if, in the opinion of counsel to the Corporation, there is a substantial likelihood that the method of exercise selected by the Option holder would subject the Option holder to a substantial risk of liability under
Section 16 of the Exchange Act.

     (d) Notwithstanding the foregoing provisions, the Committee may include in the Stock Option Certificate relating to any such Nonqualified Stock Option provisions limiting or eliminating the Option holder's ability to pay his withholding tax obligation with shares of Common Stock or, if no such provisions are included in the Stock Option Certificate but in the opinion of the committee such withholding would have an adverse tax or accounting effect to the Corporation, at or prior to exercise of the Nonqualified Stock Option the Committee may so limit or eliminate the Option holder's ability to pay his withholding tax obligation with shares of Common Stock. Notwithstanding the foregoing provisions, a holder of a Nonqualified Stock Option may not elect any of the methods of satisfying his withholding tax obligation in respect of any exercise if, in the opinion of counsel to the Corporation, there is a substantial likelihood that the election or timing of the election would subject the holder to a substantial risk of liability under Section 16 of the Exchange Act.

     (e) An Option holder at any time may elect in writing to abandon an Option in respect of all or part of the number of shares of Common Stock as to which the Option shall not have been exercised.

     (f) An Option holder shall have none of the rights of a stockholder of the Corporation until the shares of Common Stock covered by the Option are issued to him upon exercise of the Option.

9.   Amendments and Discontinuance of the Plan

     (a) The Committee shall have the right at any time and from time to time to amend, modify, or discontinue the Plan provided that, except as provided in subparagraph 6(c), no such amendment, modification, or discontinuance of the Plan shall (i) revoke or alter the terms of any valid Option previously granted pursuant to the Plan, (ii) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to Options granted pursuant to the Plan,
(iii) change the maximum aggregate number of shares of Common Stock that may be issued upon the exercise of Options granted pursuant to the Plan to any single individual, (iv) decrease the price determined pursuant to the provisions of subparagraph 7(b), (v) change the class of persons to whom Options may be granted pursuant to the Plan, or (vi) provide for Options exercisable more than 10 years after the date granted.

10.  Plan Subject to Governmental Laws and Regulations

     The Plan and the grant and exercise of Options pursuant to the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Committee may in its sole and absolute discretion make such changes in the Plan as may be required to conform the Plan to such laws and regulations.

11.  Duration of the Plan

     No Option shall be granted pursuant to the Plan after the close of business on September 7, 2006.